INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Synergistics, Inc.

We consent to the incorporation by reference herein of our report dated
March 14, 2002, on our audits of the financial statements of Synergistics, Inc. as of December 31, 2001 and 2000 and for each of the years then ended, which expresses an unqualified opinion with an explanatory paragraph with respect to the ability of Synergistics, Inc. to continue as a going concern, accompanying the Annual Report on Form 10-KSB of Synergistics, Inc. for the year ended December 31, 2001.






/s/LIVINGSTON & HAYNES, P.C.
Wellesley, Massachusetts
August 29, 2002